Exhibit 99
Wireless Ronin Reports 2008 First Quarter Results
MINNEAPOLIS — May 1, 2008 —
2008 first quarter highlights include:
•	Investments in operational infrastructure to support large-scale, world-wide RoninCast® digital signage installations

•	Continued progress in developing client relationships, including KFC and Chrysler

•	Sales of $1.9 million, up from $0.2 million last year and $1.6 million in the prior quarter
Wireless Ronin Technologies, Inc. (Nasdaq:RNIN), a Minneapolis-based digital signage solutions provider, today announced its 2008 first quarter financial results. The company reported sales of $1.9 million in the first quarter of 2008, compared to sales of $0.2 million in the same period of 2007 and up 20 percent from sales of $1.6 million in the prior quarter. Results for the 2008 first quarter and 2007 fourth quarter include the impact from the acquisition of McGill Digital Solutions, now Wireless Ronin Technologies (Canada) Inc., completed August 16, 2007.
The company also reported a 2008 first quarter net loss of $4.2 million, or $0.29 per basic and diluted share. This compares to a net loss of $3.1 million, or $0.31 per basic and diluted share, in the first quarter of 2007, and a net loss of $3.7 million, or $0.25 per basic and diluted share, in the prior quarter. The increase in both the year-over-year and sequential net loss was primarily the result of higher operating expense levels. The increase in year-over-year operating expenses was partially offset by a rise in gross profit, which stemmed from the sales gains, as well as a slight increase in interest income. The reduction in the 2008 first quarter per share net loss from the prior year was due to the increase in the weighted average common shares outstanding, which resulted from the company’s follow-on equity offering, completed in June 2007.
Wireless Ronin also reported a first quarter 2008 adjusted operating loss of $3.8 million, or $0.26 per basic and diluted share, compared to an adjusted operating loss of $1.9 million, or $0.19 per basic and diluted share in the first quarter of 2007. Adjusted operating loss is defined as the GAAP operating loss with the add-back of certain non-cash items. Reconciliation to the GAAP operating loss is contained in an attached table. First quarter 2008 results also included approximately $0.4 million, or $0.03 per basic and diluted share, of non-cash stock-based compensation expense related to FAS123R. The company adopted FAS123R for reporting purposes in the first quarter of 2006.
Jeffrey Mack, Wireless Ronin Technologies, Inc. chairman, president and chief executive officer, said: “In the first quarter, we were happy with the strong year-over-year and sequential growth in sales revenue, and we believe that this illustrates continued demand for RoninCast solutions, despite a challenging economic environment. But more importantly, during the quarter we continued to invest in our business in anticipation of future installations and large-scale customer roll-outs. We believe that we continue to make the necessary investments in our technology infrastructure and have created a process that will make us successful as we seek to take advantage of the opportunities we see to manage large, world-wide digital signage solutions. While these investments have put short-term pressure on our operating margins, we believe that these investments will provide long-term shareholder value. We are confident as we step off into 2008 and excited by the opportunities for growth that we see.”
Other Items
In the 2008 first quarter, gross margin averaged 20.6 percent, compared to gross margin of 47.4 percent in the first quarter of 2007. The decline was primarily the result of investments in infrastructure and expenditures on new customer opportunities made to support anticipated future installations. Additionally, first quarter gross margin was impacted by investments to the company’s Network Operations Center to support the projected demand to host digital signage applications in 2008. Net of these investments in the NOC, first quarter adjusted gross margin would have been 24.3 percent. A reconciliation of GAAP gross margin and adjusted gross margin is presented in an attached table.
General and administrative expense in the 2008 first quarter totaled $3.2 million, compared to $1.8 million in the same period in 2007. The year-over-year rise was chiefly due to higher staffing levels, increased costs associated with being a public company and the increased expense base that resulted from the acquisition of McGill Digital Solutions.
Sales and marketing expense in the 2008 first quarter totaled $1.2 million, compared to $0.6 million in the same period in 2007. The year-over-year increase was driven by investments that Wireless Ronin continued to make over the course of 2007 to augment its sales and marketing team, as well as the additional expenses from the previously referenced acquisition of McGill Digital Solutions.
Due to the company’s loss carryforward position, it does not currently pay income taxes.
Cash and marketable securities at March 31, 2008, including restricted cash of $0.5 million, totaled approximately $26.1 million compared to $13.2 million at March 31, 2007, reflecting proceeds from the company’s follow-on equity offering in June 2007.
Wireless Ronin also reported that at the end of 2008 first quarter, accounts receivable totaled $3.5 million, up from $1.1 million at the end of the first quarter of 2007. Accounting for most of the increase was the $2.3 million note receivable from NewSight Corporation. The note is due no later than May 30, 2008, as per the agreements that the company has previously filed with the Securities and Exchange Commission.
“We believe that Wireless Ronin is well positioned for success in 2008 and beyond. We are making the necessary investments to enable us to take advantage of anticipated future demand for digital signage and we continue to develop relationships with some marquee brand names, like Chrysler, Ford, KFC, Thomson Reuters and Teva. We have a complete, state-of-the-art digital signage toolset and we are focused on the five key markets that we believe offer the greatest potential for growth. That list consists of quick serve restaurants, automotive, gaming, retail and financial services. With 109 clients who have purchased digital signage products since our inception and with more than 6,400 global displays running RoninCast solutions, we believe that we have established Wireless Ronin as one of the world’s premier digital signage solution providers,” concluded Mack.
A conference call to review the first quarter, including an update regarding certain clients, is scheduled for today at 3:45 p.m. (CDT). A live webcast of Wireless Ronin’s earnings conference call can be accessed on the Investor section of its corporate website at www.wirelessronin.com. Alternatively, a live broadcast of the call may be heard by dialing (888) 633-9563 inside the United States or Canada, or by calling (706) 679-6372 from international locations. An operator will direct you to the Wireless Ronin conference call. A webcast replay of the call will be archived on Wireless Ronin’s corporate Web site. An archive of the call is also accessible via telephone by dialing (800) 642-1687 domestically and (706) 645-9291 internationally with pass code 44209427. The conference call archive will be available through June 4, 2008.
About Wireless Ronin Technologies, Inc.
Wireless Ronin Technologies (www.wirelessronin.com) is the developer of RoninCast®, a complete software solution designed to address the evolving digital signage marketplace. RoninCast® software provides clients with the ability to manage a digital signage network from one central location. The software suite allows for customized distribution with network management, playlist creation and scheduling, and database integration. Wireless Ronin offers an array of services to support RoninCast® software including consulting, creative development, project management, installation, and training. The company’s common stock trades on the NASDAQ Global Market under the symbol “RNIN”.
This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: estimates of future expenses, revenue and profitability; the pace at which the Company completes installations and recognizes revenue; trends affecting financial condition and results of operations; ability to convert proposals into customer orders; the ability of customers to pay for products and services; the revenue recognition impact of changing customer requirements; customer cancellations; the availability and terms of additional capital; ability to develop new products; dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in detail in the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission, on March 13, 2008.
In addition, this release contains certain non-GAAP financial measures, including references to adjusted operating loss, adjusted gross profit and adjusted gross margin. As compared to the nearest GAAP measurement for our company, adjusted operating loss represents GAAP operating loss with the add-back of depreciation and amortization, write-off of a remaining lease obligation, termination of partnership agreement and stock-based compensation expense. As compared to the nearest GAAP measurement for our company, adjusted gross profit and adjusted gross margin represent GAAP sales and GAAP cost of sales with the add-back of deferred revenue and deferred costs, NOC revenue and expense, and the inventory lower of cost or market adjustment. The Company uses these non-GAAP financial measures as internal measurements of operating performance. These non-GAAP financial measures as the Company defines them may not be comparable to similar measurements used by other companies and are not measures of performance or liquidity presented in accordance with GAAP. The Company believes that these non-GAAP financial measures are important components of its financial results. The Company uses these non-GAAP financial measures as means of evaluating its financial performance compared with its competitors. These non-GAAP financial measures should not be used as substitute for operating loss, gross profit (loss) or gross margin. A reconciliation of adjusted operating loss to operating loss, a reconciliation of adjusted gross profit to gross profit (loss) and a reconciliation of adjusted gross margin to gross margin for each quarter of 2007 and the first quarter of 2008 is provided herein.
Contact:
INVESTORS
John Witham , CFO
jwitham@wirelessronin.com
(952) 564-3520
Or
Al Galgano
agalgano@psbpr.com
(612) 455-1720
MEDIA
Holly Heitkamp, Marketing Specialist
hheitkamp@wirelessronin.com
(952) 564-3560

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2008	2007
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$11,436,844	$14,542,280
Marketable securities — available-for-sale	14,220,141	14,657,635
Accounts receivable, net of allowance of $93,533 and $84,685	3,472,996	4,135,402
Income tax receivable	146,766	231,328
Inventories	621,703	539,140
Prepaid expenses and other current assets	836,104	817,511

Total current assets	30,734,554	34,923,296
Property and equipment, net	2,052,143	1,780,390
Intangible assets, net of accumulated amortization	2,911,620	3,174,804
Restricted cash	450,000	450,000
Other assets	38,057	40,217

TOTAL ASSETS	$36,186,374	$40,368,707

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of capital lease obligations	$80,392	$100,023
Accounts payable	1,302,009	1,387,327
Deferred revenue	1,211,439	1,252,485
Accrued purchase price consideration	999,974	999,974
Accrued liabilities	805,614	869,759

Total current liabilities	4,399,428	4,609,568
Capital lease obligations, less current maturities	52,055	70,960

Total liabilities	4,451,483	4,680,528

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Capital stock, $0.01 par value, 66,666,666 shares authorized
Preferred stock, 16,666,666 shares authorized, no shares issued and outstanding at March 31, 2008 and December 31, 2007	—	—
Common stock, 50,000,000 shares authorized; 14,544,260 and 14,537,705 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	145,443	145,377
Additional paid-in capital	79,137,714	78,742,311
Accumulated deficit	(47,717,354)	(43,520,098)
Accumulated other comprehensive income	169,088	320,589

Total shareholders’ equity	31,734,891	35,688,179

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$36,186,374	$40,368,707

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Sales
Hardware	$763,293	$36,105
Software	98,291	62,742
Services and other	1,071,930	97,589

Total sales	1,933,514	196,436

Cost of sales
Hardware	635,020	50,129
Software	—	—
Services and other	899,776	53,134

Total cost of sales	1,534,796	103,263

Gross profit	398,718	93,173

Operating expenses:
Sales and marketing expenses	1,219,794	624,649
Research and development expenses	454,360	249,431
General and administrative expenses	3,186,707	1,756,589
Termination of partnership agreement	—	653,995

Total operating expenses	4,860,861	3,284,664

Operating loss	(4,462,143)	(3,191,491)

Other income (expenses):
Interest expense	(7,197)	(10,881)
Loss on debt modification	—	—
Interest income	272,084	153,298
Other	—	(1,491)

Total other income (expense)	264,887	140,926

Net loss	$(4,197,256)	$(3,050,565)

Basic and diluted loss per common share	$(0.29)	$(0.31)

Basic and diluted weighted average shares outstanding	14,544,181	9,832,288

WIRELESS RONIN TECHNOLOGIES, INC
2008 SUPPLEMENTARY QUARTERLY FINANCIAL DATA

Supplementary Data
			2007			2008
Income (Loss) Statement	Q1	Q2	Q3	Q4	TOTAL	Q1
Sales	$196,436	$3,054,863	$1,123,933	$1,609,681	$5,984,913	$1,933,514

Cost of Sales	103,263	1,873,024	709,765	1,206,315	3,892,367	1,534,796

Operating Expenses	3,284,664	2,430,602	3,245,593	4,446,711	13,407,570	4,860,861

Interest Expense	10,881	9,634	11,758	7,974	40,247	7,197

Other	(151,807)	(278,686)	(460,659)	(377,732)	(1,268,884)	(272,084)

Net Loss	$(3,050,565)	$(979,711)	$(2,382,524)	$(3,673,587)	$(10,086,387)	($4,197,256)

FASB 123R	596,020	136,339	148,544	286,268	1,167,171	395,218
(included in operating Expenses)

Weighted avg shares	9,832,288	10,446,571	14,369,262	12,314,178	12,314,178	14,544,181

Reconciliation Between GAAP and Adjusted Operating Loss

GAAP Operating Loss	$(3,191,491)	$(1,248,763)	$(2,831,425)	$(4,043,345)	$(11,315,024)	$(4,462,143)

Adjustments:
Depreciation and amortization	66,366	74,507	124,844	385,981	651,698	250,946
Old Building Remaining Lease Oblig.W/O	—	—	191,207	—	191,207	—
Termination partnership agreement	653,995	—	—	50,000	703,995	—
Stock-based compensation expense	596,020	136,339	148,544	286,268	1,167,171	395,218

Total Operating Expense Adjustment	1,316,381	210,846	464,595	722,249	2,714,071	646,164

Adjusted Operating Loss	$(1,875,110)	$(1,037,917)	$(2,366,830)	$(3,321,096)	$(8,600,953)	$(3,815,979)

	$(0.19)	$(0.10)	$(0.16)	$(0.27)	$(0.70)	$(0.26)

Reconciliation Between GAAP and Adjusted Gross Margin

GAAP Sales	196,436	3,054,863	1,123,933	1,609,681	5,984,913	1,933,514
Deferred customer revenue	—	—	89,775	808,291	898,066	0
Network Operating Center	—	—	(6,510)	(11,630)	(18,140)	(95,664)

Adjusted Revenue	196,436	3,054,863	1,207,198	2,406,342	6,864,839	1,837,850

GAAP Cost of Sales	103,263	1,873,024	709,765	1,206,315	3,892,367	1,534,796
Deferred customer costs	—	—	—	476,679	476,679	47,826
Inventory adjustment	—	—	—	(73,018)	(73,018)	0
Network Operating Center	—	(33,375)	(74,127)	(98,806)	(206,308)	(190,955)

Adjusted Cost of Sales	103,263	1,839,649	635,638	1,511,170	4,089,720	1,391,667

Adjusted Non-GAAP Gross Profit	93,173	1,215,214	571,560	895,172	2,775,119	446,183

GAAP Gross Profit Margin	47.4%	38.7%	36.8%	25.1%	35.0%	20.6%
Adjusted Non-GAAP Gross Profit Margin	47.4%	39.8%	47.3%	37.2%	40.4%	24.3%